Exhibit 10.10

Standard Form of Agreement Between
Owner and Design-Builder - Lump Sum

This document has important legal consequences. Consultation with an attorney is recommended with respect to its completion or modification.

     This AGREEMENT is made as of the 31st day of August in the year of 2004, by and between the following parties, for services in connection with the Project identified below.

OWNER:
(Name and address)

Granite Falls Energy, LLC
2448 – 540th Street, Suite 1
PO Box 216
Granite Falls, MN 56241

DESIGN-BUILDER:
(Name and address)

Fagen, Inc.
501 W. Highway 212
P. O. Box 159
Granite Falls, MN 56241

PROJECT :
(Include Project name and location
as it will appear in the Contract
Documents)

40 MGY Dry Grind Ethanol Plant

In consideration of the mutual covenants and obligations contained herein, Owner and Design-Builder agree as set forth herein.

DBIA Document No. 525 $ Standard Form of Agreement	Page 1
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8 1998 Design-Build Institute of America

Article 1

Scope of Work

1.1 Design-Builder shall perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete the Work described in and reasonably inferable from the Contract Documents.

Article 2

Contract Documents

2.1 The Contract Documents are comprised of the following:

.1	All written modifications, amendments and change orders to this Agreement issued in accordance with DBIA Document No. 535, Standard Form of General Conditions of Contract Between Owner and Design-Builder (1998 Edition) (“General Conditions of Contract”);

.2	This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, said Exhibits being:

Exhibit A — Performance Guarantee Criteria – (2) Pages;
Exhibit B — General Project Scope — (3) Pages;
Exhibit C –Owner’s Responsibilities — (6) Pages;
Exhibit D – License of Proprietary Property of ICM, Inc. – (4) Pages;
Exhibit E – Start-up Services to be Provided to Owner (1) Page.
Exhibit F - Exclusive Future Constructions Rights

.3	Written Supplementary Conditions, consisting of two pages, to the General Conditions of Contract;

.4	The General Conditions of Contract;

.5	Construction Documents prepared and approved in accordance with Section 2.4 of the General Conditions of Contract;

.6	Design-Builder’s Deviation List, if any, contained in Design-Builder’s Proposal, which shall specifically identify any and all deviations from Owner’s Project Criteria;

.7	Owner’s Project Criteria;

.8	Design-Builder’s Proposal, except for the Deviation List, submitted in response to Owner’s Project Criteria; and

.9	The following other documents, if any: N/A

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Article 3

Interpretation and Intent

3.1 The Contract Documents are intended to permit the parties to complete the Work and all obligations required by the Contract Documents within the Contract Time(s) for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.1 hereof.

3.2 Terms, words and phrases used in the Contract Documents, including this Agreement, shall have the meanings given them in the Supplementary Conditions and General Conditions of Contract.

3.3 The Contract Documents form the entire agreement between Owner and Design-Builder and by incorporation herein are as fully binding on the parties as if repeated herein. The Contract Documents supercede any prior letters of intent between the parties, and such letters of intent are now null and void. No oral representations or other agreements have been made by the parties except as specifically stated in the Contract Documents.

Article 4

Ownership of Work Product

4.1 Work Product. All drawings, specifications and other documents and electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) are deemed to be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

4.2 Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall vest in Owner a limited license to use the Work Product in connection with Owner’s occupancy, repair, remodeling or enlargement of the Project and Design-Builder shall provide Owner with a copy of the “as built” plans, conditioned on Owner’s express understanding that its use of the Work Product and its acceptance of the “as built” plans is at Owner’s sole risk and without liability or legal exposure to Design-Builder or anyone working by or through Design-Builder, including Design Consultants of any tier (collectively the “Indemnified Parties”), provided, however, that any performance guarantees and warranties (of equipment or otherwise) shall remain in effect according to the terms of this Agreement. The limited license to use the work product shall be limited by and construed according to the terms contained in the License Agreement between Owner and ICM, Inc., attached hereto and made a part hereof as Exhibit D.

4.3 Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Article 8 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, Design-Builder shall, then upon Owner’s payment in full of the amounts due Design-Builder under the Contract Documents, vest in Owner a limited license to use the Work Product to complete the Project and subsequently occupy, repair, remodel or enlarge the Project, subject to the following:

.1	Use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

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.2	If the termination for convenience is by Owner or if Design-Builder elects to terminate this Agreement in accordance with Section 11.4 of the General Conditions of Contract, then Owner agrees to pay Design-Builder the additional sum of One Million Dollars ($1,000,000.00) as compensation for the limited right to use the Work Product (completed “as is” on the date of termination) in accordance with this Article 4.

     The limited license to use the work product shall be limited by and construed according to the terms contained in the License Agreement between Owner and ICM, Inc., attached hereto and made a part hereof as Exhibit D.

4.4 Owner’s Limited License Upon Design-Builder’s Default. If this Agreement is terminated due to Design-Builder’s default pursuant to Section 11.2 of the General Conditions of Contract and (i) it is determined that Design-Builder was in default and (ii) Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion and occupancy, repair, remodeling, or enlargement of the Project. This limited license is conditioned on Owner’s express understanding that its use of the Work Product is at Owner’s sole risk and without liability or legal exposure to any Indemnified Party; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms. This limited license would grant Owner the ability to repair, remodel or expand the Project at Owner’s discretion. The limited license to use the work product shall be limited by and construed according to the terms contained in the License Agreement between Owner and ICM, Inc., attached hereto and made a part hereof as Exhibit D.

4.5 Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product under any of the circumstances identified in this Article 4, Owner shall defend, indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the use of the Work Product; provided, however, that any “pass through” warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.

Article 5

Contract Time

5.1 Date of Commencement. The Work shall commence within five (5) days of Design-Builder’s receipt of Owner’s written Notice to Proceed (“Date of Commencement”) unless the parties mutually agree otherwise in writing. The parties agree that a valid Owner’s Notice to Proceed cannot be given until: 1) Owner has title to the real estate on which the project will be constructed; 2) a Letter of Commitment for all necessary financing to construct the project is received; 3) the Phase I and all soil stabilization site work required of Owner, as described in Exhibit “C” is completed; 4) the air permit(s) and/or other applicable local, state or federal permits necessary so that construction can begin, have been obtained; 5) it appears reasonable that financial close on the Letter of Commitment will occur within sixty (60) days of the issuance of said Notice to Proceed; and 6) Owner shall execute a sales tax exemption certificate and provide to Design-Builder.

5.2 Substantial Completion and Final Completion

5.2.1 Substantial Completion of the entire Work shall be achieved no later than Four hundred twenty-five (425) calendar days after the Date of Commencement.

5.2.2 Interim milestones and/or Substantial Completion of identified portions of the Work shall be achieved as follows: Owner shall provide the following within 90 days of Design-Builder’s receipt of Owner’s Notice to Proceed, as described in Section 5.1 of this Agreement:

     •   Owner shall determine its water source and provide Design-Builder an independent analysis of the water source, and

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     •   Owner shall provide the name of its property/all risk insurance carrier and the specific requirements for fire protection.

5.2.3 Final Completion of the Work or identified portions of the Work shall be achieved as expeditiously as reasonably practicable.

5.2.4 All of the dates set forth in this Article 5 (“Contract Time(s)”) shall be subject to adjustment in accordance with the General Conditions of Contract. Specifically, if delays in the Contract Time occur because of delay in the delivery of materials or equipment that is beyond the control of Design-Builder, the Contract Time will be adjusted, without penalty to Design-Builder, pursuant to Sections 8.2.1 and 8.2.2 of the General Conditions of Contract.

5.3 Time is of the Essence. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set forth in the Contract Documents.

5.4 Early Completion Bonus.

5.4.1 If Substantial Completion is attained within 425 days after the Date of Commencement, Owner shall pay Design-Builder at the time of Final Payment under Section 7.3 hereof an early completion bonus of $8,000.00 per day, for each day that Substantial Completion occurred in advance of said 425 days.

5.4.2 In all events, payment of said bonus, if applicable, at the time of Final Payment is subject to release of funds by senior lender. If senior lender does not allow release of funds at the time of Final Payment to pay said early completion bonus in full, any unpaid balance shall be converted to an unsecured Promissory Note payable by Owner to Design-Builder, accruing interest at ten percent (10%), as such rate may change from time to time. On each anniversary of the Note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter. Owner shall pay said Promissory Note as soon as allowed by senior lender; in any event, the Note, plus accrued interest, shall be paid in full before Owner pays or makes any distributions to or for the benefit of its owners (shareholders, members, partners, etc.). All payments shall be applied first to accrued interest and then to principal.

Article 6

Contract Price

6.1 Contract Price. Owner shall pay Design-Builder in accordance with Article 6 of the General Conditions of Contract the sum of Forty-five million seven hundred forty-nine thousand seven hundred and 00/100 Dollars ($45,749,700.00) (“Contract Price”), subject to adjustments made in accordance with the General Conditions of Contract. Unless otherwise provided in the Contract Documents, the Contract Price is deemed to include all sales, use, consumer and other taxes mandated by applicable Legal Requirements.

6.2 Markups for Changes. If the Contract Price requires an adjustment due to changes in the Work, and the cost of such changes is determined under Sections 9.4.1.3 or 9.4.1.4 of the General Conditions of Contract, the following markups shall be allowed on such changes: The parties agree that changes shall not occur pursuant to Sections 9.4.1.3 or 9.4.1.4 of the General Conditions of Contract, but may occur pursuant to the other provisions therein.

Article 7

Procedure for Payment

7.0 Payment at Financial Close. As part of the Contract Price, Owner shall pay Design-Builder Three Million Dollars ($3,000,000) as soon as allowed by its organizational documents, the Escrow Agreement and any

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other relevant agreements or laws (such payment to possibly occur prior to Financial Close) as a mobilization fee. Provided, however, that said payment, if not made earlier, shall be paid at Financial Close. Financial Close is defined as Owner executing final loan documents obtaining all necessary financing to construct the project and funds are available to pay disbursements. Said Three Million ($3,000,000) Dollar payment shall be subject to the retainage as provided by Article 7.2.1.

7.1 Progress Payments

7.1.1 Design-Builder shall submit to Owner on the twenty-fifth ( 25th ) day of each month, beginning with the first month after the Date of Commencement, Design-Builder’s Application for Payment in accordance with Article 6 of the General Conditions of Contract.

7.1.2 Owner shall make payment within ten (10) days after Owner’s receipt of each properly submitted and accurate Application for Payment in accordance with Article 6 of the General Conditions of Contract, but in each case less the total of payments previously made, and less amounts properly withheld under Section 6.3 of the General Conditions of Contract.

7.2 Retainage on Progress Payments

7.2.1 Owner will retain ten percent ( 10%) of each payment provided, however, that when fifty percent (50%) of the Work ($22,874,850.00 aggregate payment) has been completed by Design-Builder, Owner will not retain any additional amounts from Design-Builder’s subsequent payments, unless there is less than $2,287,485.00 total retainage. Owner will also reasonably consider reducing retainage for Subcontractors completing their work early in the Project.

7.2.2 Upon Substantial Completion of the entire Work or, if applicable, any portion of the Work, pursuant to Section 6.6 of the General Conditions of Contract, Owner shall release to Design-Builder all retained amounts relating, as applicable, to the entire Work or completed portion of the Work, less an amount equal to the reasonable value of all remaining or incomplete items of Work as noted in the Certificate of Substantial Completion, provided that such payment shall only be made if Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

7.3 Final Payment. Design-Builder shall submit its Final Application for Payment to Owner in accordance with Section 6.7 of the General Conditions of Contract. Owner shall make payment on Design-Builder’s properly submitted and accurate Final Application for Payment within thirty (30) days after Owner’s receipt of the Final Application for Payment, provided that Design-Builder has satisfied the requirements for final payment set forth in Section 6.7.2 of the General Conditions of Contract and Design-Builder has met the Performance Guarantee Criteria listed in Exhibit A.

7.4 Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or final payment, shall bear interest commencing five (5) days after payment is due at the rate of eighteen percent (18%) per annum.

7.5 Record Keeping and Finance Controls. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

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Article 8

Termination for Convenience

8.1 Upon ten (10) days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

.1	All Work executed, and for proven loss, cost or expense in connection with the Work;

.2	The reasonable costs and expenses attributable to such termination, including demobilization costs and amounts due in settlement of terminated contracts with Subcontractors and Design Consultants; and

.3	Overhead and profit margin in the amount of fifteen percent ( 15%) on the sum of items .1 and .2 above, except that overhead and profit shall not be due regarding amounts due in settlement of terminated contracts with subcontractors and design consultants.

8.2 In addition to the amounts set forth in Section 8.1 above, Design-Builder shall be entitled to receive one of the following as applicable: all retainage withheld by Owner.

8.3 If Owner terminates this Agreement pursuant to Section 8.1 above and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 4.3 hereof.

Article 9

Representatives of the Parties

9.1 Owner’s Representatives

9.1.1 Owner designates the individual listed below as its Senior Representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)

     TBD

9.1.2 Owner designates the individual listed below as its Owner’s Representative, which individual has the authority and responsibility set forth in Section 3.4 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)

     TBD

9.2 Design-Builder’s Representatives

9.2.1 Design-Builder designates the individual listed below as its Senior Representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Section 10.2.3 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)

Roland “Ron” Fagen, CEO and President
501 W. Highway 212
P.O. Box 159
Granite Falls, MN 56241
Telephone: (320) 564-3324

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9.2.2 Design-Builder designates the individual listed below as its Design-Builder’s Representative, which individual has the authority and responsibility set forth in Section 2.1.1 of the General Conditions of Contract: (Identify individual’s name, title, address and telephone numbers)

     TBD

Article 10

Bonds and Insurance

10.1	Insurance. Design-Builder shall procure in accordance with Article 5 of the General Conditions of Contract the following insurance coverage: A certificate of insurance will be provided prior to starting construction. Policy limits shall be as follows:

Commercial General Liability:
General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:
Combined Single Limit	$1,000,000

Excess Liability – Umbrella Form
Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers Compensation and Employers’ Liability:
Statutory Limits:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Owner shall obtain a builder’s risk policy naming Owner as the insured, with Design-Builder as additional insured, in an amount not less than the Contract Price. Owner shall also obtain Boiler and Machinery Insurance protecting Owner, Design-Builder, Design Consultants, Subcontracts and Subcontractors. In addition, Owner shall obtain terrorism coverage as described by the Terrorism Risk Insurance Act of 2002.

Article 11

Other Provisions

11.1	Other provisions, if any, are as follows:

•	Performance Guarantee: The Design-Builder guarantees the Criteria listed in Exhibit A. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated

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with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method to remedy any performance related issues.

•	Price Guarantee: The Design-Builder guarantees the Contract Price for the Work delineated by the Contract Documents. Any and all price increases would require, in addition to Owner’s approval, the approval of Owner’s senior lender.

•	Winter Construction: Owner shall have no responsibility for any winter construction related activities including, but not limited to, special material costs, sheltering, heating, and equipment rental, except that Owner shall pay all the reasonable costs incurred for frost removal including, but not limited to, equipment costs, equipment rental costs, and associated labor costs so that winter construction can proceed.

•	Design-Builder shall obtain or cooperate in obtaining a performance bond if such a bond is requested by Owner. If the bond is obtained by Design-Builder, Owner shall pay Design-Builder for the cost of the bond, plus pay Design-Builder a fee of 7.5%, said fee calculated by multiplying 7.5% on the cost of the bond. If purchased by Owner, Owner shall pay all costs of obtaining the bond.

•	Design-Builder warrants that within six (6) months following the date of Substantial Completion, the atmospheric emissions of the ethanol plant shall meet the requirements as currently prescribed, as of the date hereof, by the State of Minnesota Pollution Control Agency. Verification shall be provided by a written report from Design-Builder.

In executing this Agreement, Design-Builder represents that it has the necessary financial resources to fulfill its obligations under this Agreement and has the necessary corporate approvals to execute this Agreement and perform the services described herein. Owner represents that it has the necessary organizational approvals to execute this Agreement; that Owner is seeking financing for the project and that Owner agrees to keep Design-Builder informed of Owner’s progress in obtaining commitments for and closing on such financing. Owner and Design-Builder agree that this Agreement is subject to Owner receiving a complete full funding commitment within 180 days of the signing of this Agreement, and if a full funding commitment is not received within 180 days of the signing of this Agreement, the terms and conditions of this Agreement terminate.

OWNER:	DESIGN-BUILDER:
Granite Falls Energy, LLC	Fagen, Inc.

(Name of Owner)	(Name of Design-Builder)

/s/ Tom Branhan	/s/ Ron Fagen

(Signature)	(Signature)

Tom Branhan	Roland “Ron” Fagen

(Printed Name)	(Printed Name)

CEO/GM	CEO and President

(Title)	(Title)

Date 8-31-04	Date: 8/31/04

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Between Owner and Design-Builder C Lump Sum
8 1998 Design-Build Institute of America